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EXHIBIT 5.1

CARTER LEDYARD & MILBURN LLP
COUNSELORS AT LAW
2 WALL STREET
NEW YORK, N.Y. 10005-2072

(212) 732-3200
FAX: (212) 732-3232

May 22, 2003

Sea Containers Ltd.
41 Cedar Avenue
P.O. Box HM 1179
Hamilton HM EX
Bermuda

Re:	12 1/2% Senior Notes due 2009 Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as United States counsel to Sea Containers Ltd., a Bermuda company (the "Company"), in connection with its offer to exchange up to $98,883,000 aggregate principal amount of its 12 1/2% Senior Notes due 2009 (the "New Notes") for up to $98,883,000 aggregate principal amount of the Company's outstanding 12 1/2% Senior Subordinated Debentures due 2004 (the "Debentures"). The New Notes will be offered pursuant to a Registration Statement on Form S-4 under the Securities Act of 1993, as amended, Registration No. 333-103999 (the "Registration Statement").

        It is proposed that the New Notes will be issued under the terms of an indenture substantially in the form filed as Exhibit 4.2 to Amendment No. 2 to the Registration Statement (the "Indenture"). We have examined the Indenture as so filed, the Memorandum of Association and Bye-laws of the Company, resolutions adopted by the Board of Directors of the Company relating to the authorization of the issuance of the New Notes in exchange for the Debentures, and such other corporate records and documents as we have deemed necessary as a basis for this opinion. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies.

        Based upon the foregoing, it is our opinion that the New Notes, when duly executed by the Company, authenticated as provided in the Indenture and delivered in exchange for the Debentures as contemplated by the Indenture and the Registration Statement, will be legally issued and will be binding obligations of the Company under the laws of the State of New York, which are the laws which govern the Indenture.

        In rendering the opinion above, we have relied on the opinion of Appleby Spurling & Kempe which is being filed as an exhibit to the Registration Statement, as to certain matters under the laws of Bermuda.

        We hereby consent to the references to our firm under the caption "Legal Matters" in the prospectus constituting Part I of Amendment No. 2 to the Registration Statement, and to the filing of this opinion as an exhibit to Amendment No. 2 to the Registration Statement.

Very truly yours,
/s/ Carter Ledyard & Milburn LLP

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CARTER LEDYARD & MILBURN LLP COUNSELORS AT LAW 2 WALL STREET NEW YORK, N.Y. 10005-2072